Exhibit 8.2

__________________, 2007

Boards of Directors of

Bradford Bank MHC

Bradford Mid-Tier Company

Bradford Bank

Bradford Bancorp, Inc.

6910 York Road

Baltimore, Maryland 21212

Gentlemen:

We have acted as special counsel to Bradford Bank (the “Bank”), Bradford Mid-Tier Company (“Bradford Mid-Tier”), Bradford Bank MHC (the “MHC”) and Bradford Bancorp, Inc. (the “Company”) in connection with the proposed merger (the “Merger”) of Patapsco Bancorp, Inc. (“Patapsco Bancorp”), a Maryland corporation and the holding company for The Patapsco Bank (“Patapsco Bank”), a Maryland commercial bank, with and into the Company with the Company as the surviving entity pursuant to an Agreement and Plan of Merger, dated as of March 19, 2007, by and between the MHC, Bradford Mid-Tier, the Bank, the Company and Patapsco Bancorp (the “Merger Agreement”).  In connection with the Merger, shares of Patapsco Bancorp will be converted into the right to receive, at the election of the stockholder, $23.00 in cash, 2.30 shares of Company common stock or a combination of both.   Subject to certain adjustments set forth in the Merger Agreement, 50 percent of the Patapsco Bancorp shares will be converted into cash and 50 percent of the Patapsco Bancorp shares will be exchanged for Bradford Bancorp common stock.  At your request, and in connection with the Merger, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.  Unless otherwise specified, terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Bradford Bancorp, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Bradford Bancorp and Patapsco Bancorp dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification.  We have also relied upon the accuracy of the Registration Statement on Form S-1 filed by Bradford Bancorp and the Conversion Prospectus and Proxy Statement contained therein, each as amended or supplemented through the date hereof.

Boards of Directors of

Bradford Bank MHC

Bradford Mid-Tier Company

Bradford Bank

Bradford Bancorp, Inc.

_______________, 2007

We have also assumed that the Merger will be reported by Bradford Bancorp and Patapsco Bancorp on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.                                       The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

2.                                       Bradford Bancorp and Patapsco Bancorp will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

3.                                       No gain or loss will be recognized by Patapsco Bancorp, or by the stockholders of Patapsco Bancorp who exchange all of their Patapsco Bancorp common stock solely for Bradford Bancorp common stock, except with respect to cash received in lieu of a fractional share interest in Bradford Bancorp common stock;

4.                                       The aggregate adjusted tax basis of the Bradford Bancorp common stock received by stockholders of Patapsco Bancorp who exchange all of their Patapsco Bancorp common stock solely for Bradford Bancorp common stock in the Merger will be the same as the aggregate adjusted tax basis of the Patapsco Bancorp common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

5.                                       The holding period of Bradford Bancorp common stock received by each stockholder in the Merger will include the holding period of Patapsco Bancorp common stock exchanged therefor, provided that such stockholder held such Patapsco Bancorp common stock as a capital asset on the effective date of the Merger;

6.                                       A Patapsco Bancorp stockholder who receives a combination of Bradford Bancorp common stock and cash (excluding any cash received in lieu of a fractional share of Bradford Bancorp common stock) in exchange for Patapsco Bancorp common stock pursuant to the Merger will recognize gain, but not loss, equal to the lesser of the amount of the cash received or the amount of gain recognized in the Merger, and the amount of gain recognized will equal the amount by which the cash plus the fair market value of the Bradford Bancorp common stock received at the time of the merger exceeds the stockholder’s tax basis in the Patapsco Bancorp common stock surrendered in the Merger; any recognized gain (excluding any cash received in lieu of a fractional share of Bradford Bancorp common stock), will be taxed as a capital gain, unless the receipt of the cash has the effect of the distribution of a dividend under Section 356 of the Code, and any loss on the exchange will not be recognized;

Boards of Directors of

Bradford Bank MHC

Bradford Mid-Tier Company

Bradford Bank

Bradford Bancorp, Inc.

_______________, 2007

7.                                       Cash received by a Patapsco Bancorp stockholder who has received only cash in exchange for Patapsco Bancorp common stock will be treated as a distribution in redemption of the Patapsco Bancorp common stock held by that stockholder, subject to the provisions and limitations of Section 302 of the Code; and

8.                                       A stockholder of Patapsco Bancorp who receives cash in lieu of a fractional share of Bradford Bancorp common stock will be treated as if a fractional share of Bradford Bancorp common stock was distributed in exchange for such stockholder’s interest in Patapsco Bancorp and immediately redeemed, with the stockholder having received a cash distribution in full payment of the stock so redeemed as provided in Section 302 of the Code.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax.  This opinion is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect.  Further, no opinion is expressed with respect to the United States federal income tax consequences to Patapsco Bancorp stockholders subject to special treatment under United States federal income tax law, such as: (i) Patapsco Bancorp stockholders, if any, who hold Patapsco Bancorp common stock other than as a capital asset; (ii) banks or trusts; (iii) tax-exempt organizations; (iv) insurance companies; (v) regulated investment companies or mutual funds; (vi) dealers in securities of foreign currency; (vii) traders in securities who elect to apply a mark-to-market method of accounting; (viii) pass-through entities and investors in such entities; (ix) foreign persons; (x) stockholders who hold Patapsco Bancorp common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and (xi) stockholders of Patapsco Bancorp common stock who acquired their shares of Patapsco Bancorp common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

This opinion addresses all of the material federal income tax consequences associated with the Merger.

Very truly yours,

MULDOON MURPHY & AGUGGIA LLP